Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

FS KKR CAPITAL CORP.,

FS KKR CAPITAL CORP. II,

ROCKY MERGER SUB, INC.,

and

FS/KKR ADVISOR, LLC

Dated as of November 23, 2020

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2020 (this “Agreement”), among FS KKR Capital Corp., a Maryland corporation (“FSK”), FS KKR Capital Corp. II, a Maryland corporation (“FSKR”), Rocky Merger Sub, Inc., a Maryland corporation and wholly-owned direct Consolidated Subsidiary of FSK (“Merger Sub”) and FS/KKR Advisor, LLC, a Delaware limited liability company (the “Joint Advisor”).

RECITALS

A.    Each of FSK and FSKR has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and the Joint Advisor is the investment adviser of each of FSK and FSKR;

B.    Upon the terms and subject to the conditions set forth in this Agreement, FSK, FSKR and Merger Sub intend to merge Merger Sub with and into FSKR (the “Merger”), with FSKR as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

C.    Immediately after the Merger and the Effective Time, the Surviving Company shall merge with and into FSK (the “Second Merger” and, together with the Merger, the “Mergers”), with FSK as the surviving company in the Second Merger.

D.    The Board of Directors of FSK (the “FSK Board”), upon the recommendation of the Independent Directors of FSK, has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of FSK and the Unaffiliated FSK Stockholders and (y) the interests of FSK’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) approved the proposed issuance of FSK Common Stock in connection with the Merger (the “FSK Stock Issuance”), (iv) approved the amendment and restatement of the investment advisory agreement by and between FSK and the Joint Advisor in substantially the form attached hereto as Exhibit A (the “New Investment Advisory Agreement”) (the matters referred to in this clause (iv) together with the approval of the Merger and this Agreement and the FSK Stock Issuance, the “FSK Matters”), (v) directed that the FSK Matters be submitted to FSK’s stockholders at the FSK Stockholders Meeting and (vi) resolved to recommend that the stockholders of FSK approve the FSK Matters.

E.    The Board of Directors of FSKR (the “FSKR Board”), upon the recommendation of the Independent Directors of FSKR, has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of FSKR and the Unaffiliated FSKR Stockholders and (y) the interests of FSKR’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) directed that the Merger and this Agreement and any other matters required to be approved by the stockholders of FSKR in order to effect the Transactions (the matters referred to in this clause (iii), the “FSKR Matters”) be submitted to FSKR’s stockholders at the FSKR Stockholders Meeting and (iv) resolved to recommend that the stockholders of FSKR approve the FSKR Matters.

F.    The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved the Merger, this Agreement and the Transactions, (iii) directed that this Agreement and the Merger be submitted for consideration by FSK, in FSK’s capacity as the sole stockholder of Merger Sub; and (iv) FSK, in its capacity as the sole stockholder of Merger Sub, by action of the Board of Directors of Merger Sub, has approved the Merger, the Agreement and the Transactions.

G.    The parties intend the Mergers to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

H.    The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into FSKR, and the separate corporate existence of Merger Sub shall cease. FSKR shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

1.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Dechert LLP, 2929 Arch Street, Philadelphia, Pennsylvania, 19104, on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3    Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.

1.5    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FSK, FSKR or Merger Sub or the holder of any of the following securities:

(a)    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.

(b)    All shares of common stock, par value $0.001 per share, of FSKR (the “FSKR Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by FSK or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist, and no shares of common stock, par value $0.001 per share, of FSK (the “FSK Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c)    Subject to Section 1.5(e), each share of FSKR Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with and subject to the procedures set forth in Article II, into the right to receive a number of shares of FSK Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d)    All of the shares of FSKR Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of FSKR Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of FSKR Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e)    The Exchange Ratio shall be appropriately adjusted if, between the Determination Date and the Effective Time, the respective outstanding shares of FSKR Common Stock or FSK Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(f)    Each share of FSK Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of FSK Common Stock.

1.6    The Second Merger.

(a)    Subject to the terms and conditions of this Agreement, in accordance with the MGCL, at the Second Effective Time, the Surviving Company shall merge with and into FSK and the separate corporate existence of the Surviving Company shall cease. FSK shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Maryland. The Second Merger shall become effective as set forth in the articles of merger (the “Second Articles of Merger”) that FSK shall file with the SDAT on the Closing Date (the “Second Effective Time”), it being understood that FSK and the Surviving Company shall cause the Second Effective Time to occur immediately following the Effective Time. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the MGCL.

(b)    At the Second Effective Time, by virtue of the Second Merger and without any action on the part of FSK or the Surviving Company or the holder of any of the following securities:

(i)    Each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor.

(ii)    Each share of FSK Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of FSK Common Stock.

1.7    Charter and Bylaws.

(a)    The Articles of Merger will provide that the charter of FSKR shall be amended as of the Effective Time, to be substantially in the form of the charter of Merger Sub prior to the Merger and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company as of the Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such charter and bylaws, as applicable.

(b)    The charter of FSK as in effect immediately prior to the Second Effective Time shall be the charter of FSK, as the surviving company in the Second Merger, as of the Second Effective Time, and the bylaws of FSK as in effect immediately prior to the Second Effective Time shall be the bylaws of FSK, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the respective terms of such charter and bylaws, as applicable.

1.8    Directors and Officers. The Articles of Merger will name the directors and officers of Merger Sub immediately prior to the Effective Time as the directors and officers of the Surviving Company at the Effective Time and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Subject to applicable Law, the directors and officers of FSK immediately prior to the Effective Time shall be the directors and officers of FSK immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION

2.1    Delivery of Evidence of FSK Common Stock. As soon as reasonably practicable after the Effective Time, FSK shall deposit with its transfer agent evidence of book-entry shares representing FSK Common Stock issued as Merger Consideration pursuant to Section 1.5(c).

2.2    Fractional Shares. At the election of FSK, each holder of FSKR Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of FSK Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of FSK Common Stock multiplied by (ii) the volume-weighted average trading price of a share of FSK Common Stock on the New York Stock Exchange (the “NYSE”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by FSK that is reasonably acceptable to FSKR). In such case, no fractional share of FSK Common Stock shall be issued upon the conversion of the FSKR Common Stock pursuant to Section 1.5(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of FSK Common Stock. For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3    Paying and Exchange Agent. Prior to the Effective Time, FSK shall appoint FSK’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of FSK and FSKR. Following the Effective Time, FSK shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4    Delivery of Merger Consideration.

(a)    Each holder of record of shares of FSKR Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of FSK

Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration and any cash in lieu of fractional shares of FSK Common Stock issued or to be paid in consideration therefor pursuant to Section 2.2 and, after the applicable payment date, any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b). The Exchange Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.

(b)    Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of FSKR Common Stock at the Effective Time shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to the whole shares of FSK Common Stock represented by such shares of FSKR Common Stock and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of FSK Common Stock represented by such shares of FSKR Common Stock with a record date after the Effective Time (but before the issuance of FSK Common Stock issuable with respect to such shares of FSKR Common Stock) and with a payment date subsequent to the issuance of FSK Common Stock issuable with respect to such shares of FSKR Common Stock.

2.5    No Further Ownership Rights. All Merger Consideration (together with cash in lieu of fractional shares) paid by FSK in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to FSKR Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of FSKR shall be closed, and there shall be no further transfers on the stock transfer books of FSKR of the shares of FSKR Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6    Net Asset Value Calculation.

(a)    FSK shall deliver to FSKR a calculation of the net asset value of FSK as of a date mutually agreed between FSKR and FSK, such date to be no more than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by FSK in preparing the calculation of the net asset value of FSK (with an accrual for any cash dividend declared by FSK and not yet paid) (the “Closing FSK Net Asset Value”); provided that FSK shall update the calculation of the Closing FSK Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing FSK Net Asset Value prior to the Closing (including without limitation any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing FSK Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the FSK Board, including the FSK Independent Directors, shall be required to approve, and the Joint Advisor shall certify in writing to FSKR, the calculation of the Closing FSK Net Asset Value.

(b)    FSKR shall deliver to FSK a calculation of the net asset value of FSKR as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by FSKR in preparing the calculation of the net asset value of FSKR (with an accrual for any cash dividend declared by FSKR and not yet paid) (the “Closing FSKR Net Asset Value”); provided that FSKR shall update the calculation of the Closing FSKR Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing FSKR Net Asset Value prior to the Closing (including without limitation any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing FSKR Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the FSKR Board, including the FSKR Independent Directors, shall be required to approve, and the Joint Advisor shall certify in writing to FSK, the calculation of the Closing FSKR Net Asset Value.

(c)    In connection with preparing the calculations provided pursuant to this Section 2.6, each of FSK and FSKR shall use the portfolio valuation methods approved by the FSK Board or the FSKR Board, as applicable, for valuing the securities and other assets of FSK or FSKR, as applicable, as of September 30, 2020, unless otherwise agreed by each of the FSK Board and the FSKR Board.

(d)    The Joint Advisor agrees to give each of FSKR and FSK and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by the Joint Advisor or its Affiliates.

2.7    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of FSKR as of the first anniversary of the Effective Time may be paid to FSK, upon FSK’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of FSKR who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of FSK Common Stock shall thereafter look only to FSK with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of FSKR, FSK, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of FSKR Common Stock for any amount delivered in good faith pursuant to applicable abandoned property, escheat or similar Laws.

2.8    Withholding Rights. FSK or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of FSKR Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FSKR

Except with respect to matters that have been Previously Disclosed, FSKR hereby represents and warrants to FSK that:

3.1    Corporate Organization.

(a)    FSKR is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Maryland. FSKR has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR. FSKR has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b)    True, complete and correct copies of the charter of FSKR (the “FSKR Charter”) and the Fourth Amended and Restated Bylaws of FSKR (the “FSKR Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by FSKR.

(c)    Each Consolidated Subsidiary of FSKR (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR.

3.2    Capitalization.

(a)    The authorized capital stock of FSKR consists of (i) 900,000,000 shares of FSKR Common Stock, of which 169,966,214 were outstanding as of the close of business on November 19, 2020 (the “FSKR Capitalization Date”) and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on the FSKR Capitalization Date. All of the issued and outstanding shares of FSKR Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to FSKR attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of FSKR may vote (“Voting Debt”) is issued or outstanding. As of the FSKR Capitalization Date, except pursuant to FSKR’s distribution reinvestment plan, FSKR does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of FSKR Common Stock, Voting Debt or any other equity securities of FSKR or any securities representing the right to purchase or otherwise receive any shares of FSKR Common Stock, Voting Debt or other equity securities of FSKR. There are no obligations of FSKR or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of FSKR, Voting Debt or any equity security of FSKR or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other equity security of FSKR or its Consolidated Subsidiaries or (ii) pursuant to which FSKR or any of its Consolidated Subsidiaries is or could be required to register shares of FSKR’s capital stock or other securities under the Securities Act. All of the FSKR Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of FSKR are owned by FSKR, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of FSKR has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3    Authority; No Violation.

(a)    FSKR has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The FSKR Board (on the recommendation of the FSKR Independent Directors) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of FSKR and the Unaffiliated FSKR Stockholders and (B) the interests of FSKR’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) directed that the Merger and this Agreement be submitted to FSKR’s stockholders for approval at a duly held meeting of such stockholders (the “FSKR Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of FSKR approve the Merger (such recommendation, the “FSKR Board Recommendation”). Except for receipt of the FSKR Requisite Vote, the execution and delivery of this Agreement and the consummation of the Mergers and the other Transactions have been authorized by all necessary corporate action on the part of FSKR. This Agreement has been duly and validly executed and delivered by FSKR and (assuming due authorization, execution and delivery by FSK, Merger Sub and the Joint Advisor) constitutes the valid and binding obligation of FSKR, enforceable against FSKR in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)    Neither the execution and delivery of this Agreement by FSKR, nor the consummation by FSKR of the Transactions, nor performance of this Agreement by FSKR, will (i) violate any provision of the FSKR Charter or the FSKR Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to FSKR or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of FSKR or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which FSKR or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR.

3.4    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by FSKR of the Mergers and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the FSK Stockholders Meeting and the FSKR Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with and the acceptance for the record of the Articles of Merger by the SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for the record of the Second Articles of Merger by the SDAT in respect of the Second Merger, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of FSK Common Stock pursuant to this Agreement and approval of listing of such FSK Common Stock on the NYSE, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR.

3.5    Reports.

(a)    FSKR has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2018 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “FSKR SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries taken as a whole. To FSKR’s knowledge, no FSKR SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To FSKR’s knowledge, all FSKR SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of FSKR is required to make any filing with the SEC.

(b)    Neither FSKR nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to FSKR’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of FSKR or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has FSKR or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of FSKR, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)    FSKR has made available to FSK all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of FSKR (i) there are no unresolved comments from the SEC with respect to the FSKR SEC Reports or any SEC examination of FSKR and (ii) none of the FSKR SEC Reports is subject to any ongoing review by the SEC.

3.6    FSKR Financial Statements.

(a)    The financial statements, including the related consolidated schedules of investments, of FSKR and its Consolidated Subsidiaries included (or incorporated by reference)

in the FSKR SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of FSKR and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to FSKR’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP (“Deloitte”) has not resigned, threatened resignation or been dismissed as FSKR’s independent public accountant as a result of or in connection with any disagreements with FSKR on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of FSKR as of December 31, 2019 included in the audited financial statements set forth in FSKR’s annual report on Form 10-K for the year ended December 31, 2019 (the “FSKR Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of FSKR as of September 30, 2020 included in the unaudited financial statements set forth in FSKR’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020 (the “FSKR Quarterly Balance Sheet”), (C) liabilities incurred in the ordinary course of business since September 30, 2020, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the FSKR SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR, neither FSKR nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the FSKR Balance Sheet or the FSKR Quarterly Balance Sheet in accordance with GAAP.

(c)    Neither FSKR nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, FSKR and its Consolidated Subsidiaries in the FSKR SEC Reports.

(d)    Since the Applicable Date, (i) neither FSKR nor any of its Consolidated Subsidiaries nor, to the knowledge of FSKR, any director, officer, auditor, accountant or representative of FSKR or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FSKR or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that FSKR or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing FSKR or any of its Consolidated Subsidiaries, whether or not employed by FSKR or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities Laws, breach of duty or similar violation by FSKR or any of its directors, officers or agents to the FSKR Board or any committee thereof or to any director or officer of FSKR.

(e)    Except as Previously Disclosed, neither FSKR nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of such Company or its Consolidated Subsidiaries or off-balance sheet arrangement with respect to FSKR (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)    To FSKR’s knowledge, since the Applicable Date, each of Deloitte and RSM US LLP (“RSM”), each of which has expressed its opinion with respect to certain financial statements of FSKR and its Consolidated Subsidiaries included in the FSKR SEC Reports (including the related notes), has been, for the period it has served as FSKR’s independent accounting firm, been (i) “independent” with respect to FSKR and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)    The principal executive officer and principal financial officer of FSKR have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and FSKR is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)    FSKR has in all material respects:

(i)    designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by FSKR in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to FSKR’s management as appropriate to allow timely decisions regarding required disclosure and to allow FSKR’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)    designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) FSKR’s management, with the participation of FSKR’s principal executive and financial officers, has completed an assessment of the effectiveness of FSKR’s internal controls over financial reporting for the fiscal year ended December 31, 2019 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that FSKR maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, using the framework specified in FSKR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the FSKR Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of FSKR’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for FSKR’s auditors any material weaknesses in internal controls; and

(iv)    provided to FSK true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the FSKR Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to FSK true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)    The fair market value of FSKR’s investments as of September 30, 2020 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the FSKR Board.

(j)    To FSKR’s knowledge, there is no fraud or suspected fraud affecting FSKR involving management of FSKR or employees of the Joint Advisor who have significant roles in FSKR’s internal control over financial reporting, when such fraud could have a material effect on FSKR’s consolidated financial statements.

3.7    Broker’s Fees. Neither FSKR nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to J.P. Morgan Securities LLC pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to FSK.

3.8    Absence of Changes or Events. Since December 31, 2019, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of FSKR and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of FSK under Section 6.1 or 6.2.

3.9    Compliance with Applicable Law; Permits.

(a)    FSKR and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR. FSKR has not received any written or, to FSKR’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole. FSKR has operated in compliance with all listing standards of the NYSE since FSKR Common Stock began trading on the NYSE on June 17, 2020 other than as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole. FSKR is not subject to any “stop order” and is, and was, fully qualified to sell shares of FSKR Common Stock in each jurisdiction in which such shares were registered and sold as of the time of sale of the FSKR Common Stock, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR.

(b)    FSKR is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR.

(c)    FSKR has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for FSKR, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the FSKR Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole.

(d)    FSKR and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit FSKR and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole. FSKR has not received any written or, to FSKR’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole.

(e)    No “affiliated person” (as defined under the Investment Company Act) of FSKR has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of FSKR, threatened that would result in any such disqualification.

(f)    The minute books and other similar records of FSKR contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of FSKR, the FSKR Board and any committees of the FSKR Board.

3.10    FSKR Information. None of the information supplied or to be supplied by FSKR for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of FSKR or stockholders of FSK or at the time of the FSKR Stockholders Meeting or the FSK Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by FSKR with respect to information supplied by FSK, Merger Sub or the Joint Advisor for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11    Taxes and Tax Returns.

(a)    FSKR and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of FSKR or any of its Consolidated Subsidiaries has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon FSKR or any of its Consolidated Subsidiaries for which FSKR does not have reserves that are adequate under GAAP. Neither FSKR nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FSKR and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither FSKR nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither FSKR nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by FSKR or any of its Consolidated Subsidiaries. Neither FSKR nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Within the past seven years, if FSKR or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)    FSKR made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). FSKR has qualified as a RIC at all times since the beginning of its taxable year ending December 31, 2012 and expects to continue to so qualify through the Effective Time. No challenge to FSKR’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of FSKR ending on or before the Effective Time, FSKR has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by FSKR after the date of this Agreement has been timely paid).

(c)    FSKR and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(d)    FSKR is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)    FSKR has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(f)    FSKR is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(g)    No claim has been made in writing by a taxing authority in a jurisdiction where FSKR or any of its Consolidated Subsidiaries does not file Tax Returns that FSKR or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(h)    Neither FSKR nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(i)    Neither FSKR nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(j)    Neither FSKR nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than FSKR and its Consolidated Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(k)    Neither FSKR nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is FSKR or any of its Consolidated Subsidiaries).

(l)    There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FSKR or any of its Consolidated Subsidiaries.

3.12    Litigation. There are no material Proceedings pending or, to FSKR’s knowledge, threatened against FSKR or any of its Consolidated Subsidiaries. There is no Order binding upon FSKR or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole.

3.13    Employee Matters. Neither FSKR nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14    Certain Contracts.

(a)    FSKR has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to FSK of, all Contracts (collectively, the “FSKR Material Contracts”) to which, as of the date hereof, FSKR or any of its Consolidated Subsidiaries is a party, or by which FSKR or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of FSKR, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)    any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to FSKR or its financial condition or results of operations;

(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of FSKR or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by FSKR or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)    any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of FSKR or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole);

(iv)    except with respect to investments set forth in the FSKR SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to FSKR and its Consolidated Subsidiaries, taken as a whole;

(v)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of FSKR and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that FSKR and its Consolidated Subsidiaries conducts or may conduct;

(vi)    any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the FSKR SEC Reports;

(vii)    any Contract that obligates FSKR or any of its Consolidated Subsidiaries to conduct any business that is material to FSKR and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate FSK, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii)    any Contract with a Governmental Entity.

(b)    Each FSKR Material Contract is (x) valid and binding on FSKR or its applicable Consolidated Subsidiary and, to FSKR’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole. The FSKR Advisory Agreement has been approved by the FSKR Board and stockholders of FSKR in accordance with Section 15 of the Investment Company Act. Neither FSKR nor any of its Consolidated Subsidiaries nor, to FSKR’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any FSKR Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR. No FSKR Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to FSKR or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any FSKR Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole.

3.15    Insurance Coverage. All material insurance policies maintained by FSKR or any of its Consolidated Subsidiaries and that name FSKR or any of its Consolidated Subsidiaries as an insured (each, an “FSKR Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each FSKR Insurance Policy have been paid. Neither FSKR nor any of its Consolidated Subsidiaries has received written notice of cancellation of any FSKR Insurance Policy.

3.16    Intellectual Property. FSKR and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of FSKR and its Consolidated Subsidiaries taken as a whole (hereinafter, “FSKR Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR. No claims are pending for which FSKR has received written notice or, to the knowledge of FSKR, threatened (i) that FSKR or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any FSKR Intellectual Property Right is invalid or unenforceable. To the knowledge of FSKR, no Person is infringing, misappropriating or using without authorization the rights of FSKR or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to FSKR and its Consolidated Subsidiaries, taken as a whole.

3.17    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSKR:

(a)    there are no Proceedings of any kind, pending or, to the knowledge of FSKR, threatened, against FSKR or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b)    there are no Orders by or with any Governmental Entity, imposing any liability or obligation on FSKR or any of its Consolidated Subsidiaries under or in respect of any Environmental Law

(c)    there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by FSKR or any of its Consolidated Subsidiaries during the period of FSKR’s or its Consolidated Subsidiary’s ownership or lease; and

(d)    none of FSKR nor any of its Consolidated Subsidiaries has entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by FSKR or any of its Consolidated Subsidiaries.

3.18    Real Property. Neither FSKR nor any of its Consolidated Subsidiaries owns or leases any real property.

3.19    Investment Assets. Each of FSKR and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of FSKR or its Consolidated

Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by FSKR that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of FSKR’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.20    State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.21    Appraisal Rights. In accordance with the FSKR charter, as permitted by the MGCL, no appraisal rights shall be available to holders of FSKR Common Stock in connection with the Transactions.

3.22    Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by FSKR that is used in connection with the computations made by FSKR pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the FSKR Board as of September 30, 2020 and set forth in FSKR’s compliance policies and procedures, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by FSKR other than investment assets that are used in connection with the computations made by FSKR pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations provided by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the FSKR Board as of September 30, 2020. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the FSKR Board for purposes of such computations were or will be determined by the FSKR Board in good faith in accordance with the valuation methods set forth in FSKR’s valuation policies and procedures adopted by the FSKR Board as of September 30, 2020.

3.23    Opinion of Financial Advisor. The FSKR Independent Directors have received the opinion of J.P. Morgan Securities LLC, financial advisor to the FSKR Independent Directors, in the form previously provided to FSK.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FSK

Except with respect to matters that have been Previously Disclosed, FSK hereby represents and warrants to FSKR that:

4.1    Corporate Organization.

(a)    FSK is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the SDAT and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the SDAT. Each of FSK and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK. FSK has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b)    True, complete and correct copies of the charter of FSK (the “FSK Charter”) and the Second Amended and Restated Bylaws of FSK (as amended, the “FSK Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by FSK.

(c)    Each Consolidated Subsidiary of FSK (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK.

4.2    Capitalization.

(a)    The authorized capital stock of FSK consists of (i) 750,000,000 shares of FSK Common Stock, of which 123,755,965 were outstanding as of the close of business on November 19, 2020 (the “FSK Capitalization Date”) and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share, none of which were outstanding as of the close of business on the FSK Capitalization Date. All of the issued and outstanding shares of FSK Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to FSK attaching to the ownership thereof. All of the shares of FSK Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to FSK attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of FSK may vote (“FSK Voting Debt”) is issued or outstanding. As of the FSK Capitalization Date, except pursuant to FSK’s distribution reinvestment plan, FSK does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of FSK Common Stock, FSK Voting Debt or any other equity securities of FSK or any securities representing the right to purchase or otherwise receive any shares of FSK Common Stock, FSK Voting Debt or other equity securities of FSK. There are no obligations of FSK or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of FSK, FSK Voting Debt or any equity security of FSK or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, FSK Voting Debt or any other equity security of FSK or its Consolidated Subsidiaries or (ii) pursuant to which FSK or any of its Consolidated Subsidiaries is or could be required to register shares of FSK capital stock or other securities under the Securities Act. All of FSK Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of FSK are owned by FSK, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of FSK has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3    Authority; No Violation.

(a)    Each of FSK and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The FSK Board (on the recommendation of the FSK Independent Directors) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the Transactions are advisable and in the best interests of FSK and the Unaffiliated FSK Stockholders and (B) the interests of FSK’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) approved the other FSK Matters, (iv) directed that the Merger and this Agreement and the other FSK Matters be submitted to FSK’s stockholders at a duly held meeting of such stockholders (the “FSK Stockholders Meeting”) and (v) resolved to recommend that the stockholders of FSK approve this Agreement and the other FSK Matters (such recommendation, the “FSK Board Recommendation”). The Board of Directors of Merger Sub has unanimously determined that this Agreement and the terms of the Merger and the Transactions are advisable and in the best interests of Merger Sub and its sole stockholder, approved this Agreement and the Transactions and, in FSK’s capacity as the sole stockholder of Merger Sub approved the Merger. Except for receipt of the FSK Requisite Vote, the execution and delivery of this Agreement by FSK and Merger Sub and the consummation of the Mergers and the other Transactions have been authorized by all necessary corporate action on the part of FSK and Merger Sub. This Agreement has been duly and validly executed and delivered by FSK and Merger Sub and (assuming due authorization, execution and delivery by FSKR and the Joint Advisor) constitutes the valid and binding obligation of each of FSK and Merger Sub, enforceable against each of FSK and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement by FSK or Merger Sub, nor the consummation by FSK or Merger Sub of the Transactions, nor performance of this Agreement by FSK or Merger Sub, will (i) violate any provision of the FSK Charter, the FSK Bylaws or the bylaws or charter of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to FSK or any of its Consolidated Subsidiaries or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of FSK or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which FSK or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK.

4.4    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by FSK or Merger Sub of the Mergers and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with and the acceptance for the record of the Articles of Merger by the SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with, and acceptance for the record of the Second Articles of Merger by the SDAT in respect of the Second Merger, (iv) any notices or filings under the HSR Act, (v) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of FSK Common Stock pursuant to this Agreement and approval of listing of such FSK Common Stock on the NYSE, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK.

4.5    Reports.

(a)    FSK has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “FSK SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries taken as a whole. To FSK’s knowledge, no FSK SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To FSK’s knowledge, all FSK SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of FSK is required to make any filing with the SEC.

(b)    Neither FSK nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to FSK’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of FSK or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has FSK or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of FSK, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)    FSK has made available to FSKR all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of FSK, (i) there are no unresolved comments from the SEC with respect to the FSK SEC Reports or any SEC examination of FSK and (ii) none of the FSK SEC Reports is subject to any ongoing review by the SEC.

4.6    FSK Financial Statements.

(a)    The financial statements, including the related consolidated schedules of investments, of FSK and its Consolidated Subsidiaries included (or incorporated by reference) in the FSK SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of FSK and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to FSK’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte has not resigned, threatened resignation or been dismissed as FSK’s independent public accountant as a result of or in connection with any disagreements with FSK on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of FSK as of December 31, 2019 included in the audited financial statements set forth in FSK’s annual report on Form 10-K for the year ended December 31, 2019 (the “FSK Balance Sheet”), (B) liabilities reflected or reserved against on the consolidated unaudited balance sheet of FSK as of September 30, 2020 included in the unaudited financial statements set forth in FSK’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020 (the “FSK Quarterly Balance Sheet”), (C) liabilities incurred in the ordinary course of business since September 30, 2020, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the FSK SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK, neither FSK nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the FSK Balance Sheet or the FSK Quarterly Balance Sheet in accordance with GAAP.

(c)    Neither FSK nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, FSK and its Consolidated Subsidiaries in the FSK SEC Reports.

(d)    Since the Applicable Date, (i) neither FSK nor any of its Consolidated Subsidiaries nor, to the knowledge of FSK, any director, officer, auditor, accountant or representative of FSK or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FSK or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that FSK or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing FSK or any of its Consolidated Subsidiaries, whether or not employed by FSK or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities Laws, breach of duty or similar violation by FSK or any of its officers, directors or agents to the FSK Board or any committee thereof or to any director or officer of FSK.

(e)    Except as Previously Disclosed, neither FSK nor any of its Consolidated Subsidiaries is a party to any securitization transaction with respect to the assets of FSK or its Consolidated Subsidiaries or off-balance sheet arrangement with respect to FSK (as defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(f)    To FSK’s knowledge, since the Applicable Date, each of Deloitte and RSM, each of which has expressed its opinion with respect to certain financial statements of FSK and its Consolidated Subsidiaries included in the FSK SEC Reports (including the related notes), for the period it has served as FSK’s independent accounting firm, has been (i) “independent” with respect to FSK and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(g)    The principal executive officer and principal financial officer of FSK have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and FSK is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)    FSK has in all material respects:

(i)    designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by FSK in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to FSK’s management as appropriate to allow timely decisions regarding required disclosure and to allow FSK’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)    designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) FSK’s management, with the participation of FSK’s principal executive and financial officers, has completed an assessment of the effectiveness of FSK’s internal controls over financial reporting for the fiscal year ended December 31, 2019 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that FSK maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, using the framework specified in FSK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the FSK Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of FSK’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for FSK’s auditors any material weaknesses in internal controls; and

(iv)    provided to FSKR true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the FSK Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to FSKR true, complete and correct copies of any such disclosures that are made after the date hereof.

(i)    The fair value of FSK’s investments as of September 30, 2020 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the FSK Board.

(j)    To FSK’s knowledge, there is no fraud or suspected fraud affecting FSK involving management of FSK or employees of the Joint Advisor who have significant roles in FSK’s internal control over financial reporting, when such fraud could have a material effect on FSK’s consolidated financial statements.

4.7    Broker’s Fees. Neither FSK nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to RBC Capital Markets, LLC (“RCB Capital Markets”) pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to FSKR.

4.8    Absence of Changes or Events. Since December 31, 2019, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of FSK and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of FSKR under Section 6.1 or Section 6.2.

4.9    Compliance with Applicable Law; Permits.

(a)    FSK and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK. FSK has not received any written or, to FSK’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole. FSK has operated in compliance with all listing standards of the NYSE since FSK Common Stock began trading on the NYSE on April 16, 2014 other than as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole. FSK is not subject to any “stop order” and is, and was, fully qualified to sell shares of FSK Common Stock in each jurisdiction in which such shares were registered and sold as of the time of the sale of the FSK Common Stock, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK.

(b)    FSK is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK.

(c)    FSK has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for FSK, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the FSK Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole.

(d)    FSK and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit FSK and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole. FSK has not received any written or, to FSK’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole.

(e)    No “affiliated person” (as defined under the Investment Company Act) of FSK has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of FSK, threatened that would result in any such disqualification.

(f)    The minute books and other similar records of FSK contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of FSK, the FSK Board and any committees of the FSK Board.

4.10    FSK Information. None of the information supplied or to be supplied by FSK for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of FSKR or stockholders of FSK or at the time of the FSKR Stockholders Meeting or the FSK Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by FSK with respect to information supplied by FSKR or the Joint Advisor for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11    Taxes and Tax Returns.

(a)    FSK and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of FSK or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon FSK or any of its Consolidated Subsidiaries for which FSK does not have reserves that are adequate under GAAP. Neither FSK nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FSK and its Consolidated

Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither FSK nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither FSK nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by FSK or any of its Consolidated Subsidiaries. Neither FSK nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Within the past seven years, if FSK or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b)    FSK made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. FSK has qualified as a RIC at all times since the beginning of its taxable year ending December 31, 2009 and expects to continue to so qualify through the Effective Time. No challenge to FSK’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of FSK ending before the Effective Time, FSK has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c)    Merger Sub is a newly formed entity created for the purpose of undertaking the Merger. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d)    FSK and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e)    FSK is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)    FSK has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g)    FSK is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h)    No claim has been made in writing by a taxing authority in a jurisdiction where FSK or any of its Consolidated Subsidiaries does not file Tax Returns that FSK or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i)    Neither FSK nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j)    Neither FSK nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k)    Neither FSK nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than FSK and its Consolidated Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l)    Neither FSK nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is FSK or any of its Consolidated Subsidiaries).

(m)    There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FSK or any of its Consolidated Subsidiaries.

4.12    Litigation. There are no material Proceedings pending or, to FSK’s knowledge, threatened against FSK or any of its Consolidated Subsidiaries. There is no Order binding upon FSK or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole.

4.13    Employee Matters. Neither FSK nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14    Certain Contracts.

(a)    FSK has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to FSKR of, all Contracts (collectively, the “FSK Material Contracts”) to which, as of the date hereof, FSK or any of its Consolidated Subsidiaries is a party, or by which FSK or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of FSK, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i)    any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to FSK or its financial condition or results of operations;

(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of FSK or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by FSK or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii)    any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of FSK or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole);

(iv)    except with respect to investments set forth in the FSK SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to FSK and its Consolidated Subsidiaries, taken as a whole;

(v)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of FSK and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that FSK and its Consolidated Subsidiaries conducts or may conduct;

(vi)    any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the FSK SEC Reports;

(vii)    any Contract that obligates FSK or any of its Consolidated Subsidiaries to conduct any business that is material to FSK and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii)    any Contract with a Governmental Entity.

(b)    Each FSK Material Contract is (x) valid and binding on FSK or its applicable Consolidated Subsidiary and, to FSK’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole. The investment advisory agreement between FSK and the Joint Advisor in effect as of the date of this Agreement has been approved by the FSK Board and stockholders of FSK in accordance with Section 15 of the Investment Company Act. Neither FSK nor any of its Consolidated Subsidiaries nor, to FSK’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any FSK Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK. No FSK Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to FSK or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any FSK Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole.

4.15    Insurance Coverage. All material insurance policies maintained by FSK or any of its Consolidated Subsidiaries and that name FSK or any of its Consolidated Subsidiaries as an insured (each, an “FSK Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each FSK Insurance Policy have been paid. Neither FSK nor any of its Consolidated Subsidiaries has received written notice of cancellation of any FSK Insurance Policy.

4.16    Intellectual Property. FSK and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of FSK and its Consolidated Subsidiaries taken as a whole (hereinafter, “FSK Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK. No claims are pending for which FSK has received written notice or, to the knowledge of FSK, threatened (i) that FSK or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any FSK Intellectual Property Right is invalid or unenforceable. To the knowledge of FSK, no Person is infringing, misappropriating or using without authorization the rights of FSK or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to FSK and its Consolidated Subsidiaries, taken as a whole.

4.17    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FSK:

(a)    there are no Proceedings of any kind, pending or, to the knowledge of FSK, threatened, against FSK or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b)    there are no Orders by or with any Governmental Entity, imposing any liability or obligation on FSK or any of its Consolidated Subsidiaries under or in respect of any Environmental Law;

(c)    there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by FSK or any of its Consolidated Subsidiaries during the period of FSK’s or its Consolidated Subsidiary’s ownership or lease; and

(d)    none of FSK nor any of its Consolidated Subsidiaries has entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by FSK or any of its Consolidated Subsidiaries.

4.18    Real Property. Neither FSK nor any of its Consolidated Subsidiaries owns or leases any real property.

4.19    Investment Assets. Each of FSK and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of FSK or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by FSK that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of FSK’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.20    State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.21    Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by FSK that is used in connection with the computations made by FSK pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the FSK Board as of September 30, 2020 and set forth in FSK’s compliance policies and procedures, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by FSK other than investment assets that are used in connection with the computations made by FSK pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations provided by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the FSK Board as of September 30, 2020. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the FSK Board for purposes of such computations were or will be determined by the FSK Board in good faith in accordance with the valuation methods set forth in FSK’s valuation policies and procedures adopted by the FSK Board as of September 30, 2020.

4.22    Opinion of Financial Advisor. The FSK Independent Directors have received the opinion of RBC Capital Markets, financial advisor to the FSK Independent Directors, in the form previously provided to FSKR.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE JOINT ADVISOR

Except with respect to matters set forth in the Joint Advisor Disclosure Schedule, the Joint Advisor hereby represents and warrants to FSK and FSKR that:

5.1    Organization. The Joint Advisor is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the Secretary of State of the State of Delaware. The Joint Advisor has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR.

5.2    Authority; No Violation.

(a)    The Joint Advisor has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the board of managers of the Joint Advisor. This Agreement has been duly and validly executed and delivered by the Joint Advisor and (assuming due authorization, execution and delivery by FSK, FSKR and Merger Sub) constitutes the valid and binding obligation of the Joint Advisor, enforceable against the Joint Advisor in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b)    Neither the execution and delivery of this Agreement by the Joint Advisor, nor the consummation of the Transactions, nor performance of this Agreement by the Joint Advisor, will (i) violate any provision of the certificate of formation of the Joint Advisor or the limited liability company agreement of the Joint Advisor or (ii) (A) violate any Law or Order applicable to the Joint Advisor or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Joint Advisor under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Joint Advisor is a party or by which its properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR.

(c)    No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by the Joint Advisor, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR.

5.3    Compliance with Applicable Law; Permits.

(a)    The Joint Advisor is, and at all times required by the Investment Advisers Act when the Joint Advisor has been the investment adviser to FSKR or FSK has been, duly registered as an investment adviser under the Investment Advisers Act. The Joint Advisor is, and at all times required by applicable Law (other than the Investment Advisers Act) when the Joint Advisor has been the investment adviser to FSKR or FSK has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect on FSK or FSKR.

(b)    The Joint Advisor is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of FSK and FSKR, including, if and to the extent applicable, the Investment Advisers Act, Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR. The Joint Advisor has not received any written or, to the Joint Advisor’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of FSK and FSKR, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR.

(c)    The Joint Advisor holds and is in compliance with all Permits required in order to permit the Joint Advisor to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR. The Joint Advisor has not received any written or, to the Joint Advisor’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR.

(d)    The Joint Advisor has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to FSK and FSKR) and, during the period prior to the date of this Agreement that the Joint Advisor has been the investment adviser to FSKR or FSK, the Joint Advisor has been in compliance with such policies and procedures with regard to its management of FSK and FSKR, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to FSKR and its Consolidated Subsidiaries, taken as a whole, or FSK and its Consolidated Subsidiaries, taken as a whole.

(e)    During the period prior to the date of this Agreement that it has been the investment adviser to FSKR or FSK, there has been no material adverse change in the operations, affairs or regulatory status of the Joint Advisor.

5.4    Litigation. There are no Proceedings pending or, to the Joint Advisor’s knowledge, threatened against the Joint Advisor, except as would not reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR. There is no Order binding upon the Joint Advisor other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent the Joint Advisor from timely performing its material obligations under this Agreement or from consummating the Mergers and the other Transactions or have a Material Adverse Effect with respect to FSK or FSKR.

5.5    Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by FSKR that is used in connection with the computations made by the Joint Advisor on behalf of FSKR pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the FSKR Board as of September 30, 2020 and set forth in FSKR’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by FSKR other than investment assets that are used in connection with the computations made by the Joint Advisor on behalf of FSKR pursuant to Section 2.6 will be determined in accordance with GAAP. The Closing FSKR Net Asset Value presented by the Joint Advisor to the FSKR Board will reflect the Joint Advisor’s assessment of the fair value of any portfolio securities of FSKR for which market quotations are not readily available. No procedural differences exist with respect to the underlying methodologies and conventions used by FSK, FSKR and the third-party valuation agents to value the assets of FSK and FSKR, respectively. Except as may be mutually agreed by the parties, the value of each investment asset owned by FSK that is used in connection with the computations made by the Joint Advisor on behalf of FSK pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the FSK Board as of September 30, 2020 and set forth in FSK’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by FSK other than investment assets that are used in connection with the computations made by the Joint Advisor on behalf of FSK pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations provided by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the FSK Board as of September 30, 2020.

5.6    Joint Advisor Information. None of the information supplied or to be supplied by the Joint Advisor for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of FSK or stockholders of FSKR or at the time of the FSK Stockholders Meeting or the FSKR Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Joint Advisor with respect to information supplied by FSK, FSKR or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7    Best Interests and No Dilution. The Joint Advisor believes that (i) participating in the Mergers is in the best interests of each of FSK and FSKR and (ii) the interests of existing stockholders of FSK and FSKR will not be diluted as a result of the Mergers.

5.8    Financial Resources. The Joint Advisor has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9    Forbearances. The forbearances set forth in Section 6.2 hereof are not overtly onerous on the conduct of either FSK’s business or FSKR’s business, respectively, in the ordinary course of business consistent with past practice and each of FSK’s and FSKR’s investment objectives and policies as publicly disclosed, respectively.

5.10    FSK and FSKR Representations and Warranties. To the knowledge of the Joint Advisor, as of the date hereof, the representations and warranties made by FSKR in Article III and the representations and warranties made by FSK in Article IV are true and correct in all material respects.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of FSKR and FSK shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and each of FSK’s and FSKR’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships; provided that in response to the coronavirus (COVID-19) pandemic, each of FSKR and FSK may, in connection therewith, take any commercially reasonable actions that FSKR or FSK, as applicable, determine are necessary or prudent for such party to take in connection with (i) events surrounding any pandemic or public health emergency caused by the coronavirus (COVID-19) pandemic, (ii) reinitiating or suspending operation of all or a portion of its facilities, (iii) mitigating the adverse effects of such events, pandemic or public health emergency on its business, and (iv) protecting the health and safety of customers, employees and other business relationships and to ensure compliance with any Law.

6.2    Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement, neither FSKR nor FSK shall, and neither shall permit any of its respective Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of FSK or FSKR, as applicable (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a)    Other than pursuant to such party’s distribution reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any such party’s Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b)    (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and such party’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or to avoid the imposition of any income or excise tax, as reasonably determined by such party, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of such party to such party or another direct or indirect wholly owned Consolidated Subsidiary of such party or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c)    Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of such party or any of its Consolidated Subsidiaries.

(d)    Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives and policies as publicly disclosed.

(e)    Amend the FSKR Charter, the FSKR Bylaws, the FSK Charter, the FSK Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f)    Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g)    Hire any employees or establish, become a party to or commit to adopt any Employee Benefit Plan.

(h)    Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude such party from declaring or paying any Tax Dividend on or before the Closing Date.

(i)    Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(j)    Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(k)    File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(l)    Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause such party to fail to qualify or not be subject to tax as a RIC.

(m)    Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which such party or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in such party’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(n)    Other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, enter into any Contract that would otherwise constitute an FSKR Material Contract or FSK Material Contract, as applicable, had it been entered into prior to the date of this Agreement.

(o)    Other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any FSKR Material Contract or FSK Material Contract.

(p)    Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, FSK, FSKR, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(q)    Other than in the ordinary course of business and consistent with such party’s investment objectives and policies as publicly disclosed, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of such party or its Consolidated Subsidiaries as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material Indebtedness.

(r)    Except as otherwise expressly contemplated by this Agreement, merge or consolidate such party or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of its Consolidated Subsidiaries.

(s)    Agree to take, make any commitment to take, or adopt any resolutions of the FSKR Board or the FSK Board, as applicable, authorizing, any of the actions prohibited by this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Reasonable Best Efforts.

(a)    Subject to the right of FSK to take any action that constitutes an FSK Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of FSKR to take any action that constitutes an FSKR Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(b)    In furtherance (but not in limitation) of the foregoing, each of FSKR and FSK shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, FSK and FSKR shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to FSK or FSKR, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. FSKR, on the one hand, and FSK, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(c)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall require FSK and its Consolidated Subsidiaries or FSKR and its Consolidated Subsidiaries to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Merger.

7.2    Regulatory Matters.

(a)    FSKR and FSK shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. Each of FSKR and FSK shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. FSK and FSKR shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed or delivered to their respective stockholders upon such effectiveness. FSK shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, if any, and FSKR shall use reasonable best efforts to furnish all information concerning FSKR and the holders of FSKR Common Stock as may be reasonably requested by FSK in connection with any such action.

(b)    Each of FSKR and FSK shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of FSKR, FSK or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the Mergers and the other Transactions. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c)    Subject to applicable Law, each of FSKR and FSK shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3    Stockholder Approval.

(a)    Notwithstanding anything to the contrary in Section 7.7, unless the FSK Board has withdrawn the FSK Board Recommendation in compliance with Section 7.7, FSK shall submit to its stockholders this Agreement and the other FSK Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of such obligation, FSK shall take, in accordance with applicable Law and the FSK Charter and the FSK Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the FSK Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the proposal to approve the Merger and this Agreement and the other FSK Matters, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the FSK Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of FSKR (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the FSK Board has withdrawn the FSK Board Recommendation in compliance with Section 7.7, FSK shall use reasonable best efforts to obtain from FSK’s stockholders the FSK Requisite Vote, including, subject to Section 7.7, by providing to FSK’s stockholders the FSK Board Recommendation of the FSK Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of FSKR, postponing or adjourning the FSK Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that FSK shall not postpone or adjourn the FSK Stockholders Meeting for any other reason without the prior written consent of FSKR (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to FSK’s right to terminate this Agreement pursuant to Section 9.1, FSK’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the FSK Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to FSK, its Representatives or its stockholders of any Takeover Proposal (including any FSK Superior Proposal), or (ii) FSK effecting a Takeover Approval or delivering a Notice of an FSK Superior Proposal.

(b)    Notwithstanding anything to the contrary in Section 7.8, unless the FSKR Board has withdrawn the FSKR Board Recommendation in compliance with Section 7.8, FSKR shall submit to its stockholders this Agreement and the other FSKR Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of such obligation,

FSKR shall take, in accordance with applicable Law and the FSKR Charter and the FSKR Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the FSKR Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the proposal to approve the Merger and this Agreement and the other FSKR Matters on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the FSKR Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of FSK (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the FSKR Board has withdrawn the FSKR Board Recommendation in compliance with Section 7.8, FSKR shall use reasonable best efforts to obtain from FSKR’s stockholders the FSKR Requisite Vote, including, subject to Section 7.8, providing to FSKR’s stockholders the FSKR Board Recommendation of the approval of the FSKR Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of FSK, postponing or adjourning the FSKR Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that FSKR shall not postpone or adjourn the FSKR Stockholders Meeting for any other reason without the prior written consent of FSK (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to FSKR’s right to terminate this Agreement pursuant to Section 9.1, FSKR’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the FSKR Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to FSKR, its Representatives or its stockholders of any Takeover Proposal (including any FSKR Superior Proposal), or (ii) FSKR effecting a Takeover Approval or delivering a Notice of an FSKR Superior Proposal.

7.4    NYSE Listing. FSK shall use reasonable best efforts to cause the shares of FSK Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

7.5    D&O Indemnification.

(a)    Following the Effective Time, FSK shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of FSKR or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) FSK shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) FSK and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b)    Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify FSK in writing; provided, that the failure to so notify shall not affect the obligations of FSK under Section 7.5(a) unless FSK is materially prejudiced as a consequence.

(c)    If FSK or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, FSK shall cause proper provision to be made so that the successors and assigns of FSK shall assume the obligations set forth in this Section 7.5.

(d)    The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.6    No Solicitation.

(a)    Each of FSK and FSKR shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to FSK or FSKR, as applicable) of all confidential information previously furnished to any Person (other than FSK, FSKR or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of FSK and Section 7.8 in the case of FSKR, each of FSK and FSKR shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any

Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Mergers or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than FSKR, FSK or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than FSKR, FSK or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) waiver or release under any standstill or any similar agreement with respect to equity securities of FSK or FSKR; provided however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of FSK or FSKR in order to allow such third party to confidentially submit a Takeover Proposal.

(b)    Each of FSK and FSKR shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by FSK or FSKR or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of FSK and FSKR agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by FSK or FSKR and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7    FSK Takeover Proposals.

(a)    If on or after the date of this Agreement and at any time prior to the FSK Stockholders Meeting: (i) FSK receives a bona fide unsolicited Takeover Proposal (under circumstances in which FSK has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the FSK Independent Directors shall have determined in good faith, after consultation with their outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSK under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an FSK Superior Proposal; and (iii) FSK gives FSKR at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and FSK’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), FSK may:

(i)    engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if FSK (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides FSKR a copy of all such information that has not previously been delivered to FSKR simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)    after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the FSK Stockholders Meeting, the majority of FSK Independent Directors shall have determined, after consultation with their outside legal counsel, that failure to do so would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSK under applicable Law as a result of an FSK Superior Proposal, FSK may (A) withdraw or qualify (or modify or amend in a manner adverse to FSKR), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to FSKR), the FSK Board Recommendation and/or (B) take any action or make any statement, filing or release, in connection with the FSK Stockholders Meeting or otherwise, inconsistent with the FSK Board Recommendation (any action described in clause (A) or (B) referred to collectively with any Takeover Approval as an “FSK Adverse Recommendation Change”).

(b)    Upon any determination that a Takeover Proposal constitutes an FSK Superior Proposal, FSK shall promptly provide (and in any event within twenty-four (24) hours of such determination) to FSKR a written notice (a “Notice of an FSK Superior Proposal”) (i) advising FSKR that the FSK Board has received an FSK Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such FSK Superior Proposal, including the amount per share or other consideration that the stockholders of FSK will receive in connection with the FSK Superior Proposal and including a copy of all written materials provided to or by FSK in connection with such FSK Superior Proposal (unless previously provided to FSKR) and (iii) identifying the Person making such FSK Superior Proposal. FSK shall cooperate and negotiate in good faith with FSKR (to the extent FSKR desires to negotiate) during the five (5) calendar day period following FSKR’s receipt of the Notice of an FSK Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such FSK Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable FSK to determine that such FSK Superior Proposal is no longer an FSK Superior Proposal and proceed with an FSK Board Recommendation without an FSK Adverse Recommendation Change. If thereafter the majority of the FSK Independent Directors determine, in their reasonable good faith judgment, after consultation with their outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such FSK Superior Proposal remains an FSK Superior Proposal or the failure to make such FSK Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSK under applicable Law, and FSK has complied in all material respects with Section 7.7(a) above, FSK may terminate this Agreement pursuant to Section 9.1(d)(iii).

(c)    Other than as permitted by Section 7.7(a) and Section 7.7(e), neither FSK nor the FSK Board shall make any FSK Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no FSK Adverse Recommendation Change shall change the approval of the FSK Matters or any other approval of the FSK Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)    FSK shall provide FSKR with prompt written notice of any meeting of the FSK Board at which the FSK Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by FSKR reasonably in advance of such meeting).

(e)    Other than in connection with a Takeover Proposal with respect to FSK, nothing in this Agreement shall prohibit or restrict the FSK Board from taking any action described in clause (A) of the definition of FSK Adverse Recommendation Change in response to an Intervening Event (an “FSK Intervening Event Recommendation Change”) if (A) prior to effecting any such FSK Intervening Event Recommendation Change, FSK promptly notifies FSKR, in writing, at least five (5) Business Days (the “FSK Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an FSK Adverse Recommendation Change or an FSK Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) FSK shall, and shall cause its Representatives to, during the FSK Intervening Event Notice Period, negotiate with FSKR in good faith (to the extent FSKR desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the FSK Board to make an FSK Intervening Event Recommendation Change, and (C) the FSK Independent Directors determine, after consulting with outside legal counsel and their financial advisor, that the failure to effect such an FSK Intervening Event Recommendation Change, after taking into account any adjustments made by FSKR during the FSK Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSK under applicable Law.

(f)    Nothing contained in this Agreement shall be deemed to prohibit FSK from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to FSK’s stockholders if, after consultation with its outside legal counsel, FSK determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an FSK Adverse Recommendation Change unless the FSK Board expressly publicly reaffirms the FSK Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by FSKR.

7.8    FSKR Takeover Proposals.

(a)    If on or after the date of this Agreement and at any time prior to the FSKR Stockholders Meeting: (i) FSKR receives a bona fide unsolicited Takeover Proposal (under circumstances in which FSKR has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the FSKR Independent Directors shall have determined in good faith, after consultation with their outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSKR under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an FSKR Superior Proposal; and (iii) FSKR gives FSK at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and FSKR’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), FSKR may:

(i)    engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if FSKR (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides FSK a copy of all such information that has not previously been delivered to FSK simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii)    after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the FSKR Stockholders Meeting, the majority of the FSKR Independent Directors shall have determined, after consultation with their outside legal counsel, that failure to do so would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSKR under applicable Law as a result of an FSKR Superior Proposal, FSKR may (A) withdraw or qualify (or modify or amend in a manner adverse to FSK), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to FSK), the FSKR Board Recommendation and/or (B) take any action or make any statement, filing or release, in connection with the FSKR Stockholders Meeting or otherwise, inconsistent with the FSKR Board Recommendation (any action described in clause (A) or (B) referred to collectively with any Takeover Approval as an “FSKR Adverse Recommendation Change”).

(b)    Upon any determination that a Takeover Proposal constitutes an FSKR Superior Proposal, FSKR shall promptly provide (and in any event within twenty-four (24) hours of such determination) to FSK a written notice (a “Notice of an FSKR Superior Proposal”) (i) advising FSK that the FSKR Board has received an FSKR Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such FSKR Superior Proposal, including the amount per share or other consideration that the stockholders of FSKR will receive in connection with the FSKR Superior Proposal and including a copy of all written materials provided to or by FSKR in connection with such FSKR Superior Proposal (unless previously provided to FSK) and (iii) identifying the Person making such FSKR Superior Proposal. FSKR shall cooperate and negotiate in good faith with FSK (to the extent FSK desires to negotiate) during the five (5) calendar day period following FSK’s receipt of the Notice of an FSKR Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such FSKR Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable FSKR to determine that such FSKR Superior Proposal is no longer an FSKR Superior Proposal and proceed with an FSKR Board Recommendation without an FSKR Adverse Recommendation Change. If thereafter the majority of the FSKR Independent Directors determine, in their reasonable good faith judgment, after consultation with their outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such FSKR Superior Proposal remains an FSKR Superior Proposal or the failure to make such FSKR Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSKR under applicable Law, and FSKR has complied in all material respects with Section 7.8(a) above, FSKR may terminate this Agreement pursuant to Section 9.1(c)(iii).

(c)    Other than as permitted by Section 7.8(a) or 7.8(e), neither FSKR nor the FSKR Board shall make any FSKR Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no FSKR Adverse Recommendation Change shall change the approval of the FSKR Matters or any other approval of the FSKR Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d)    FSKR shall provide FSK with prompt written notice of any meeting of the FSKR Board at which the FSKR Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by FSK reasonably in advance of such meeting).

(e)    Other than in connection with a Takeover Proposal with respect to FSKR, nothing in this Agreement shall prohibit or restrict the FSKR Board from taking any action described in clause (A) of the definition of FSKR Adverse Recommendation Change in response to an Intervening Event (an “FSKR Intervening Event Recommendation Change”) if (A) prior to effecting any such FSKR Intervening Event Recommendation Change, FSKR promptly notifies FSK, in writing, at least five (5) Business Days (the “FSKR Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an FSKR Adverse Recommendation Change or an FSKR Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) FSKR shall, and shall cause its Representatives to, during the FSKR Intervening Event Notice Period, negotiate with FSK in good faith (to the extent FSK desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the FSKR Board to make an FSKR Intervening Event Recommendation Change, and (C) the FSKR Independent Directors determine, after consulting with outside legal counsel and their financial advisor, that the failure to effect such an FSKR Intervening Event Recommendation Change after taking into account any adjustments made by FSK during the FSKR Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the directors of FSKR under applicable Law.

(f)    Nothing contained in this Agreement shall be deemed to prohibit FSKR from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to FSKR’s stockholders if, after consultation with its outside legal counsel, FSKR determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an FSKR Adverse Recommendation Change unless the FSKR Board expressly publicly reaffirms the FSKR Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by FSK.

7.9    Access to Information.

(a)    Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of FSK and FSKR shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require FSK or FSKR, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either FSK or FSKR may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. Notwithstanding the foregoing, such access to physical locations may be limited to the extent FSKR or FSK, as applicable, reasonably determines, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access to physical locations would jeopardize the health and safety of its employees; provided, however, that FSKR or FSK, as applicable, shall use its reasonable best efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such employees.

(b)    No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.

7.10    Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of FSKR, FSK and the Joint Advisor. Thereafter, so long as this Agreement is in effect, FSKR, FSK and the Joint Advisor each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the NYSE and, to the extent practicable, before such press release or disclosure is issued or made, FSKR, FSK or the Joint Advisor, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of FSKR, FSK or the Joint Advisor may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11    Takeover Statutes and Provisions. Neither FSKR nor FSK will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of FSKR and FSK shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12    Tax Matters.

(a)    Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of FSKR and FSK shall execute and deliver to Dechert LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(e) and 8.3(d)) in customary form and substance as required by Dechert LLP.

(b)    RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) FSK shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of FSKR take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause FSK to fail to qualify as a RIC, and (ii) FSKR shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of FSK, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause FSKR to fail to qualify as a RIC.

(c)    Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of FSK, FSKR and Merger Sub shall use its reasonable best efforts to cause the Mergers to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of FSK, FSKR and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d)    Tax Opinions. FSK shall use its best efforts to obtain the tax opinion described in Section 8.2(e) and FSKR shall use its best efforts to obtain the tax opinion described in Section 8.3(d).

(e)    Tax Dividends. Prior to the Effective Time, FSKR shall have declared a Tax Dividend with respect to all taxable years ending prior to or with the Effective Time, which Tax Dividend shall either have been paid by FSKR prior to the Effective Time or shall be paid by FSK to the former shareholders of FSKR and shall reduce the Closing FSKR Net Asset Value.

7.13    Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by FSK’s stockholders or FSKR’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of FSK and FSKR (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14    Section 16 Matters. Prior to the Effective Time, each of the FSK Board and the FSKR Board shall take all such steps as may be required to cause any dispositions of FSKR Common Stock (including derivative securities with respect to FSKR Common Stock) or acquisitions of FSK Common Stock (including derivative securities with respect to FSK Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FSK or will become subject to such reporting requirements with respect to FSKR, in each case, to be exempt pursuant to Rule 16b-3.

7.15    No Other Representations or Warranties. The parties hereto acknowledge and agree that, except for the representations and warranties of FSKR in Article III, representations and warranties of FSK in Article IV and the representations and warranties of the Joint Advisor in Article V, none of the Joint Advisor, FSK, FSKR or any of FSK’s or FSKR’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied. Except for the representations and warranties of

FSKR in Article III, FSK in Article IV and the Joint Advisor in Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of FSKR, FSK and the Joint Advisor are hereby expressly disclaimed by FSKR, FSK and the Joint Advisor, as applicable.

7.16    Merger of Surviving Company. Immediately after the occurrence of the Effective Time and in accordance with the MGCL, the Surviving Company and FSK shall consummate the Second Merger.

7.17    Coordination of Dividends. FSKR and FSK shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur, and neither FSKR nor FSK shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit FSKR or FSK from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with this Agreement to the extent such dividend or distribution is taken into account in determining the Closing FSKR Net Asset Value and/or the Closing FSK Net Asset Value, as applicable, including a Tax Dividend.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a)    Stockholder Approvals. (i) The FSK Requisite Vote shall have been obtained, and (ii) the FSKR Requisite Vote shall have been obtained.

(b)    NYSE Listing. The shares of FSK Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.

(d)    No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e)    Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

(f)    No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g)    Net Asset Value Determinations. The determination of both the Closing FSK Net Asset Value and the Closing FSKR Net Asset Value shall have been completed in accordance with Section 2.6.

(h)    Representations and Warranties of Joint Advisor. The representations and warranties of the Joint Advisor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.1(h) shall be deemed to have been satisfied even if any such representations and warranties of the Joint Advisor are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Joint Advisor to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to FSKR or FSK. FSKR and FSK shall have received a certificate signed on behalf of the Joint Advisor by an authorized officer of the Joint Advisor to the effect that the conditions set forth in this Section 8.1(h) have been satisfied.

8.2    Conditions to Obligations of FSK and Merger Sub to Effect the Merger. The obligations of FSK and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by FSK, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties of FSKR. (i) The representations and warranties of FSKR set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of FSKR set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of FSKR set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of FSKR set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of FSKR are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of FSKR to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to FSKR. FSK shall have received a certificate signed on behalf of FSKR by the Chief Executive Officer or the Chief Financial Officer of FSKR to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b)    Performance of Obligations of FSKR. FSKR shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. FSK shall have received a certificate signed on behalf of FSKR by the Chief Executive Officer or the Chief Financial Officer of FSKR to such effect.

(c)    Absence of FSKR Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of FSKR.

(d)    FIRPTA Certificate. FSKR shall have delivered within 30 days prior to the Closing Date a duly executed certificate stating that FSKR is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code.

(e)    Federal Tax Opinion. FSK shall have received the opinion of its counsel, Dechert LLP, in form and substance previously provided to FSK, dated the Closing Date,

substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FSKR and FSK delivered pursuant to Section 7.12(a).

8.3    Conditions to Obligations of FSKR to Effect the Merger. The obligation of FSKR to effect the Merger is also subject to the satisfaction or waiver by FSKR, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties of FSK and Merger Sub. (i) The representations and warranties of FSK set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of FSK and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of FSK and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i), 4.7 and 4.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of FSK and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of FSK and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of FSK and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to FSK. FSKR shall have received a certificate signed on behalf of FSK by the Chief Executive Officer or the Chief Financial Officer of FSK and Merger Sub to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b)    Performance of Obligations of FSK and Merger Sub. Each of FSK and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. FSKR shall have received a certificate signed on behalf of FSK and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of FSK to such effect.

(c)    Absence of FSK Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of FSK.

(d)    Federal Tax Opinion. FSKR shall have received the opinion of its counsel, Dechert LLP, in form and substance previously provided to FSKR, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FSKR and FSK delivered pursuant to Section 7.12(a).

8.4    Frustration of Closing Conditions. None of FSKR, Merger Sub or FSK may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the FSK Requisite Vote has been obtained or the FSKR Requisite Vote has been obtained:

(a)    by mutual consent of FSK and FSKR in a written instrument authorized by each of the FSK Board (on the recommendation of the FSK Independent Directors) and the FSKR Board (on the recommendation of the FSKR Independent Directors);

(b)    by either FSK or FSKR, if:

(i)    any Governmental Entity that must grant a Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii)    the Merger shall not have been consummated on or before November 23, 2021 (the “Termination Date”); provided that the right to terminate this

Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii)    the stockholders of FSK shall have failed to approve any of the FSK Matters by the FSK Requisite Vote at a duly held meeting of FSK’s stockholders or at any adjournment or postponement thereof at which the applicable FSK Matters have been voted upon; or

(iv)    the stockholders of FSKR shall have failed to approve any of the FSKR Matters by the FSKR Requisite Vote at a duly held meeting of FSKR’s stockholders or at any adjournment or postponement thereof at which the applicable FSKR Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c)    by FSKR, if:

(i)    there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of FSK or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(h) with respect to FSKR or Section 8.3(a) or 8.3(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by FSKR to FSK (provided that FSKR is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a) or 8.2(b) not to be satisfied);

(ii)    prior to obtaining the FSK Requisite Vote (A) an FSK Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) FSK shall have failed to include in the Joint Proxy Statement/Prospectus the FSK Board Recommendation, (C) a Takeover Proposal is publicly announced and FSK fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the FSK Board Recommendation or (D) a tender or exchange offer relating to any shares of FSK Common Stock shall have been commenced by a third party and FSK shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the FSK Board recommends rejection of such tender or exchange offer;

(iii)    FSK breaches, in any material respect, its obligations under Section 7.6 or Section 7.8;

(iv)    at any time prior to obtaining the FSKR Requisite Vote, (A) FSKR is not in material breach of any of the terms of this Agreement, and (B) the FSKR Board, upon the recommendation of the FSKR Independent Directors, authorizes FSKR, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and FSKR enters into, a definitive Contract with respect to an FSKR Superior Proposal and (C) the third party that made such FSKR Superior Proposal, prior to such termination, pays to FSK in immediately available funds any fees required to be paid pursuant to Section 9.2(a); or

(v)    a Material Adverse Effect occurs in respect of FSK.

(d)    by FSK, if:

(i)    there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of FSKR, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1(h) with respect to FSK or Section 8.2(a) or 8.2(b), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by FSK to FSKR (provided that FSK is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied);

(ii)    prior to obtaining the FSKR Requisite Vote (A) an FSKR Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) FSKR shall have failed to include in the Joint Proxy Statement/Prospectus the FSKR Board Recommendation, (C) a Takeover Proposal is publicly announced and FSKR fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the FSKR Board Recommendation or (D) a tender or exchange offer relating to any shares of FSKR Common Stock shall have been commenced by a third party and FSKR shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the FSKR Board recommends rejection of such tender or exchange offer;

(iii)    FSKR breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or

(iv)    at any time prior to obtaining the FSK Requisite Vote, (A) FSK is not in material breach of any of the terms of this Agreement, and (B) the FSK Board, upon the recommendation of the FSK Independent Directors, authorizes FSK, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and FSK enters into, a definitive Contract with respect to an FSK Superior Proposal and (C) the third party that made such FSK Superior Proposal, prior to such termination, pays to FSKR in immediately available funds any fees required to be paid pursuant to Section 9.2(b).

(v)    a Material Adverse Effect occurs in respect of FSKR.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2    Termination Fee.

(a)    If this Agreement shall be terminated:

(i)    by FSKR pursuant to Section 9.1(c)(iv), then, prior to, and as a condition to such termination, FSKR shall cause the third party that made the applicable FSKR Superior Proposal (or its designee) to pay FSK, subject to applicable Law, an amount equal to $126,210,000 (the “FSKR Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii)    (A) by (x) FSK or FSKR pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or (y) FSK pursuant to Section 9.1(d)(i) (solely to the extent that FSKR has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv), prior to the time of the duly held FSKR Stockholders Meeting, and (C) FSKR enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, FSKR shall cause the third party that made such Takeover Proposal (or its designee) to pay FSK, subject to applicable Law, the FSKR Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The FSKR Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to FSKR by FSK if FSK shall have furnished to FSKR wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the FSKR Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the FSKR Termination Fee shall be FSK’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b)    If this Agreement shall be terminated:

(i)    by FSK pursuant to Section 9.1(d)(iv), then, prior to, and as a condition to such termination, FSK shall cause the third party that made the applicable

FSK Superior Proposal (or its designee) to pay FSKR, subject to applicable Law, an amount equal to $90,810,000 (the “FSK Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii)    (A) by (x) FSK or FSKR pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) or (y) FSKR pursuant to Section 9.1(c)(i) (solely to the extent that FSK has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held FSK Stockholders Meeting, and (C) FSK enters into a definitive Contract with respect to such Takeover Proposal within twelve (12) months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such twelve (12)-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, FSK shall cause the third party that made such Takeover Proposal (or its designee) to pay FSKR, subject to applicable Law, the FSK Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(b)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The FSK Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to FSK by FSKR if FSKR shall have furnished to FSK wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the FSK Termination Fee becomes payable and is paid pursuant to this Section 9.2(b), the FSK Termination Fee shall be FSKR’s sole and exclusive remedy for monetary damages under this Agreement.

(c)    The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If FSK fails to pay any amounts due to FSKR pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or FSKR fails to pay FSK any amounts due to FSK pursuant to this Section 9.2 within the time periods specified in this Section 9.2, FSK or FSKR, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by FSKR or FSK, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3    Effect of Termination. In the event of termination of this Agreement by either FSK or FSKR as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of FSKR, Merger Sub, FSK, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4    Fees and Expenses. Subject to Section 9.2, except with respect to (i) costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Mergers, and (ii) all filing and other fees in connection with any filing under the HSR Act, which, in each case, shall be borne equally by FSKR and FSK, all fees and expenses incurred in connection with the Mergers, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

9.5    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the FSKR Requisite Vote has been obtained or the FSK Requisite Vote has been obtained; provided, however, that after the FSKR Requisite Vote has been obtained or the FSK Requisite Vote has been obtained, as applicable, there may not be, without further approval of the applicable party’s stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6    Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the FSK Board (upon the recommendation of the FSK Independent Directors) or the FSKR Board (upon the recommendation of the FSKR Independent Directors), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Philadelphia or New York.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the FSKR Per Share NAV divided by (ii) the FSK Per Share NAV.

“FSKR Administration Agreement” means the administration agreement between FSKR and the Joint Advisor in effect as of the date of this Agreement.

“FSKR Advisory Agreement” means the investment advisory agreement between FSKR and the Joint Advisor in effect as of the date of this Agreement.

“FSK Per Share NAV” means the quotient of (i) the Closing FSK Net Asset Value divided by (ii) the number of shares of FSK Common Stock issued and outstanding as of the Determination Date.

“FSKR Per Share NAV” means the quotient of (i) the Closing FSKR Net Asset Value divided by (ii) the number of shares of FSKR Common Stock issued and outstanding as of the Determination Date.

“FSK Requisite Vote” means, collectively, (i) the affirmative vote of a majority of the outstanding shares of FSK Common Stock entitled to vote to approve the Merger, (ii) the affirmative vote of a majority of the outstanding shares of FSK Common Stock held by the Unaffiliated FSK Stockholders entitled to vote to approve the Merger (in the case of clauses (i) and (ii), at a duly called and held meeting of the FSK stockholders), and (iii) the affirmative vote of a majority of the votes cast by the holders of outstanding shares of FSK Common Stock to approve the FSK Stock Issuance at a duly called and held meeting of the FSK stockholders at which a quorum is present and (iv) the affirmative vote to approve the New Investment Advisory Agreement at a duly called and held meeting of the FSK stockholders of the lesser of (A) 67% or more of the outstanding shares of FSK Common Stock present at such meeting, if the holders of more than 50% of the outstanding shares of FSK Common Stock are present or represented by proxy or (B) more than 50% of the outstanding shares of FSK Common Stock.

“FSKR Requisite Vote” means, collectively, (i) the affirmative vote of a majority of the outstanding shares of FSKR Common Stock entitled to vote to approve the Merger and (ii) the affirmative vote of a majority of the outstanding shares of FSKR Common Stock held by the Unaffiliated FSKR Stockholders entitled to vote to approve the Merger, in each case at a duly called and held meeting of the FSKR stockholders.

“FSK Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, FSK or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of FSK or more than 75% of the assets of FSK on a consolidated basis (a) on terms which the FSK Board determines in good faith to be superior for the Unaffiliated FSK Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by FSKR in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the FSK Board (including a majority of the Independent Directors of FSK) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“FSKR Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, FSKR or any of its

Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of FSKR or more than 75% of the assets of FSKR on a consolidated basis (a) on terms which the FSKR Board (upon the recommendation of the FSKR Independent Directors) determines in good faith to be superior for the Unaffiliated FSKR Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by FSK in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by FSKR Board (upon the recommendation of the FSKR Independent Directors) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to FSKR or FSK, each director who is not an “interested person” of FSKR or FSK, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, FSKR and its Consolidated Subsidiaries, taken as a whole, or FSK and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the party’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the FSK Common Stock (provided, however, that this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on, as applicable, FSKR and its Consolidated Subsidiaries, taken as a whole, or FSK and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, FSKR or FSK conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for FSK, the actual knowledge of its executive officers as of the date of this Agreement, (ii) for FSKR, the actual knowledge of its executive officers as of the date of this Agreement and (iii) for the Joint Advisor, the actual knowledge of its executive officers as of the date of this Agreement.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to FSKR or FSK, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, (3) the coronavirus (COVID-19) pandemic or the related responses of

Governmental Entities with respect thereto, except, in the case of the foregoing clauses (1), (2) and (3), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (4) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or any decline in the price of shares of FSK Common Stock or FSKR Common Stock on the NYSE or trading volume of FSK Common Stock or FSKR Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect unless such underlying causes are otherwise excluded from the definition of Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of FSKR or FSK, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of FSKR or FSK, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to FSK, (A) set forth by FSK in the FSK Disclosure Schedule or (B) previously disclosed since the Applicable Date in any FSK SEC Report, and (ii) with respect to FSKR, (A) set forth by FSKR in the FSKR Disclosure Schedule or (B) previously disclosed since the Applicable Date in any FSKR SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any FSK SEC Report or FSKR SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than FSKR or FSK or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving FSK or FSKR, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of FSK or FSKR, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, FSK or in any of FSK’s Consolidated Subsidiaries or, FSKR or in any of FSKR’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable Tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to FSKR’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of FSK Common Stock are traded on the NYSE.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Unaffiliated FSK Stockholders” means all of the stockholders of FSK, excluding the Joint Advisor and its Affiliates.

“Unaffiliated FSKR Stockholders” means all of the stockholders of FSKR, excluding the Joint Advisor and its Affiliates.

Table of Definitions

Term:	Section:
Acceptable Courts	Section 11.6
Affiliate	Article X
Agreement	Preamble
Applicable Date	Section 3.5(a)
Articles of Merger	Section 1.3
ASC Topic 820	Section 3.6(i)
Bankruptcy and Equity Exception	Section 3.3(a)
BDC	Recitals
Business Day	Article X
Cancelled Shares	Section 1.5(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing FSK Net Asset Value	Section 2.6(a)
Closing FSKR Net Asset Value	Section 2.6(b)
Code	Recitals
Consolidated Subsidiary	Article X
Contract	Article X
Deloitte	Section 3.6(a)
Determination Date	Section 2.6(a)
Disclosure Schedule	Section 11.9
DOJ	Section 7.1(b)
EDGAR	Article X
Effect	Article X
Effective Time	Section 1.3
Employee Benefit Plans	Section 3.13
Environmental Laws	Article X
Exchange Act	Article X
Exchange Fund	Section 2.3
Exchange Ratio	Article X
FSK	Preamble
FSK Adverse Recommendation Change	Section 7.7(a)(ii)
FSK Balance Sheet	Section 4.6(b)

Term:	Section:
FSK Board	Recitals
FSK Board Recommendation	Section 4.3(a)
FSK Bylaws	Section 4.1(b)
FSK Capitalization Date	Section 4.2(a)
FSK Charter	Section 4.1(b)
FSK Common Stock	Section 1.5(b)
FSK Disclosure Schedule	Section 11.9
FSK Insurance Policy	Section 4.15
FSK Intellectual Property Rights	Section 4.16
FSK Intervening Event Notice Period	Section 7.7(e)
FSK Intervening Event Recommendation Change	Section 7.7(e)
FSK Material Contracts	Section 4.14(a)
FSK Matters	Recitals
FSK Per Share NAV	Article X
FSK Quarterly Balance Sheet	Section 4.6(b)
FSK Requisite Vote	Article X
FSK SEC Reports	Section 4.5(a)
FSK Stock Issuance	Recitals
FSK Stockholders Meeting	Section 4.3(a)
FSK Superior Proposal	Article X
FSK Termination Fee	Section 9.2(b)(i)
FSK Voting Debt	Section 4.2(a)
FSKR	Preamble
FSKR Administration Agreement	Article X
FSKR Adverse Recommendation Change	Section 7.8(a)(ii)
FSKR Advisory Agreement	Article X
FSKR Balance Sheet	Section 3.6(b)
FSKR Board	Recitals
FSKR Board Recommendation	Section 3.3(a)
FSKR Bylaws	Section 3.1(b)
FSKR Capitalization Date	Section 3.2(a)
FSKR Charter	Section 3.1(b)
FSKR Common Stock	Section 1.5(b)
FSKR Disclosure Schedule	Section 11.9
FSKR Insurance Policy	Section 3.15
FSKR Intellectual Property Rights	Section 3.16
FSKR Intervening Event Notice Period	Section 7.8(e)
FSKR Intervening Event Recommendation Change	Section 7.8(e)
FSKR Material Contracts	Section 3.14(a)
FSKR Matters	Recitals
FSKR Per Share NAV	Article X
FSKR Quarterly Balance Sheet	Section 3.6(b)

Term:	Section:
FSKR Requisite Vote	Article X
FSKR SEC Reports	Section 3.5(a)
FSKR Stockholders Meeting	Section 3.3(a)
FSKR Superior Proposal	Article X
FSKR Termination Fee	Section 9.2(a)(i)
FTC	Section 7.1(b)
GAAP	Section 3.6(a)
Governmental Entity	Article X
Hazardous Substance	Article X
HSR Act	Section 3.4
Indebtedness	Article X
Independent Director	Article X
Intellectual Property Rights	Section 3.16
Intervening Event	Article X
Investment Advisers Act	Article X
Investment Company Act	Article X
IRS	Section 3.11(a)
Joint Advisor	Preamble
Joint Advisor Disclosure Schedule	Section 11.9
Joint Proxy Statement/Prospectus	Section 3.4
knowledge	Article X
Law	Article X
Liens	Article X
Material Adverse Effect	Article X
Merger	Recitals
Merger Consideration	Section 1.5(c)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Section 1.1
New Investment Advisory Agreement	Recitals
Notice of an FSK Superior Proposal	Section 7.7(b)
Notice of an FSKR Superior Proposal	Section 7.8(b)
NYSE	Section 2.2
Order	Article X
Paying and Exchange Agent	Section 2.3
Permit	Article X
Permitted Indebtedness	Article X
Person	Article X
Previously Disclosed	Article X
Proceeding	Article X
Registration Statement	Section 3.4
Regulatory Approvals	Article X

Term:	Section:
Representatives	Section 7.6(a)
RIC	Section 3.11(b)
Rights	Section 3.2(a)
Sarbanes-Oxley Act	Section 3.6(g)
SDAT	Section 1.3
SEC	Article X
Second Articles of Merger	Section 1.6(a)
Second Effective Time	Section 1.6(a)
Second Merger	Recitals
Securities Act	Article X
Surviving Company	Recitals
Takeover Approval	Section 7.7(a)(ii)
Takeover Proposal	Article X
Takeover Statutes	Section 3.20
Tax	Article X
Tax Dividend	Article X
Tax Return	Article X
Termination Date	Section 9.1(b)(ii)
Trading Day	Article X
Transactions	Article X
Treasury Regulations	Article X
Unaffiliated FSK Stockholders	Article X
Unaffiliated FSKR Stockholders	Article X
Voting Debt	Section 3.2(a)

ARTICLE XI

GENERAL PROVISIONS

11.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any party to this Agreement, to:

201 Rouse Boulevard

Philadelphia, PA 19112

Attention:    Stephen S. Sypherd

Email:          stephen.sypherd@fsinvestments.com

with a copy, which will not constitute notice, to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention:    James A. Lebovitz, Esq.

                    Eric S. Siegel, Esq.

Email:          james.lebovitz@dechert.com

                     eric.siegel@dechert.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3    Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, Northern Division and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties to this Agreement have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9    Disclosure Schedule. Before entry into this Agreement, FSKR, FSK and the Joint Advisor each delivered to the other party a schedule (the “FSKR Disclosure Schedule”, the “FSK Disclosure Schedule” and the “Joint Advisor Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, FSK, FSKR, Merger Sub and the Joint Advisor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FSK:

FS KKR CAPITAL CORP.

By:	Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

FSKR:

FS KKR CAPITAL CORP. II

By:	Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

MERGER SUB:

ROCKY MERGER SUB, INC.

By:	Michael C. Forman
	Name:	Michael C. Forman
	Title:	President and Chief Executive Officer

THE JOINT ADVISOR:

FS/KKR ADVISOR, LLC

By:	Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Amended and Restated Investment Advisory Agreement

between FS KKR Capital Corp. and FS/KKR Advisor, LLC

FORM

AMENDED AND RESTATED

INVESTMENT ADVISORY

AGREEMENT

BETWEEN

FS KKR CAPITAL CORP.

AND

FS/KKR ADVISOR, LLC

This Amended and Restated Investment Advisory Agreement (this “Agreement”) made this [    ] day of [            ], 20[    ], by and between FS KKR Capital Corp., a Maryland corporation (the “Company”), and FS/KKR ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company and the Adviser are party to that certain Investment Advisory Agreement dated as of December 20, 2018 (the “Original Agreement”) pursuant to which the Company retained the Adviser to furnish investment advisory services (the “Investment Advisory Services”) to the Company on the terms and conditions set forth therein; and

WHEREAS, the Company and Adviser desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a)    Retention of the Adviser. The Company hereby appoints the Adviser to act as an investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, in accordance with:

(i)    the investment objectives, policies and restrictions that are set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time;

(ii)    all other applicable federal and state laws, rules and regulations, and the Company’s articles of amendment and restatement (as may be amended from time to time, the “Articles”) and bylaws (as may be amended from time to time); and

1

(iii)    such investment policies, directives and regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing.

(b)    Responsibilities of the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)    determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)    identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)    execute, monitor and service the Company’s investments;

(iv)    place orders with respect to, and arrange for, any investment by the Company;

(v)    determine the securities and other assets that the Company shall purchase, retain, or sell;

(vi)    perform due diligence on prospective portfolio companies; and

(vii)    provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c)    Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers (as defined below)), and the Adviser hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall seek to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through one or more special purpose vehicles, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicles and to make such investments through such special purpose vehicles in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to provide, on behalf of the Company, significant managerial assistance to the Company’s portfolio companies to the extent required by the Investment Company Act or otherwise deemed appropriate by the Adviser.

2

(d)    Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e)    Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each, a “Sub-Advisory Agreement”) with other investment advisers or other service providers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and the Company. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i)    The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii)    Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including, without limitation, the requirements relating to the Board and Company stockholder approval thereunder, and other applicable federal and state law.

(iii)    Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f)    Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g)    Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act or the Advisers Act, as applicable, any books and records relevant to the provision of the Investment Advisory Services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law.

3

2.	Expenses Payable by the Adviser.

All personnel of the Adviser, when and to the extent engaged in providing the Investment Advisory Services herein, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser or its affiliates and not by the Company.

3.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser herein, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee. Prior to the payment of any fee to the Adviser, the Company shall obtain written instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Company.

(a)    Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 1.50% of the Company’s average weekly gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average weekly value of the Company’s gross assets during the most recently completed calendar quarter. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine. For purposes of computing the Base Management Fee, cash and cash equivalents shall be excluded from gross assets.

(b)    Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i)    The first part of the Incentive Fee, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to a quarterly hurdle rate expressed as a rate of return on the value of the Company’s net assets at the end of the most recently completed calendar quarter, of 1.75% (7.0% annualized) (the “Hurdle Rate”), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses reimbursed to the Adviser under

4

that certain Administration Agreement, dated as of April 9, 2018, as the same may be amended from time to time, whereby the Adviser provides administrative services necessary for the operation of the Company, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A)    No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(B)    100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than or equal to 2.12% in any calendar quarter (8.48% annualized) shall be payable to the Adviser. This portion of the Company’s Subordinated Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 17.5% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.12% (8.48% annualized) on net assets in any calendar quarter; and

(C)    For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.12% (8.48% annualized) on net assets, the Subordinated Incentive Fee on Income shall equal 17.5% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Hurdle Rate and catch-up will have been achieved.

(ii)    The second part of the Incentive Fee, referred to as the “Incentive Fee on Capital Gains,” shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall equal 20.0% of the Company’s incentive fee capital gains, which shall equal the realized capital gains of Corporate Capital Trust, Inc. (as predecessor-by-merger to the Company) (“CCT”), FS KKR Capital Corp. II (“FSKR”) (as predecessor-by-merger to the Company) and the Company (without duplication) on a cumulative basis from inception, calculated as of the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation (without duplication) on a cumulative basis, less the aggregate amount of any capital gain incentive fees previously paid by CCT, FSKR and the Company.

4.	Covenants of the Adviser.

The Adviser is registered as an investment adviser under the Advisers Act and covenants that it will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5

5.	Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company.

6.	Other Activities of the Adviser.

The services provided by the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

6

8.	Indemnification.

The Adviser and any Sub-Adviser (and their officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons (as defined in the Investment Company Act) and any other person or entity affiliated with, or acting on behalf of, the Adviser or Sub-Adviser) (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), shall not be liable to the Company for any action taken or omitted to be taken by any such Indemnified Party in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company, to the extent such Losses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the Articles, the laws of the State of Maryland, the Investment Company Act or other applicable law. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any Losses to the Company or its stockholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). In addition, notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.

9.	Duration and Termination of Agreement.

(a)    Term. This Agreement shall remain in effect for two (2) years commencing on the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)    Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice (i) by the Company to the Adviser, (x) upon

7

vote of a majority of the outstanding voting securities of the Company (within the meaning of Section 2(a)(42) of the Investment Company Act), or (y) by the vote of the Board, or (ii) by the Adviser to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Further, notwithstanding the termination or nonrenewal of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or nonrenewal, the provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof.

(c)    Payments to and Duties of Adviser Upon Termination.

(i)    After the termination of this Agreement, the Adviser shall not be entitled to compensation or reimbursement for further services provided hereunder, except that it shall be entitled to receive from the Company within thirty (30) days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)    The Adviser shall promptly upon termination:

(A)    Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)    Deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(C)    Cooperate with the Company to provide an orderly management transition.

10.	Proxy Voting.

The Adviser will exercise voting rights on any assets held in the portfolio securities of portfolio companies. The Adviser is obligated to furnish to the Company, in a timely manner, a record of all proxies voted in such form and format that complies with applicable federal statutes and regulations.

11.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.	Amendments.

This Agreement may be amended by mutual consent but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

8

13.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

14.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

15.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

16.	Third Party Beneficiaries.

Except for any Sub-Adviser (with respect to Section 8) and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

17.	Survival.

The provisions of Sections 8, 9(b), 9(c), 13, 16 and this Section 17 shall survive termination of this Agreement.

18.	Insurance.

Subject to the requirements of Rule 17d-1(d)(7) under the Investment Company Act, the Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of:

9

(a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 18 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the Investment Company Act) of the Board.

19.	Brand Usage

The Adviser conducts its investment advisory business under, and owns all rights to, the trademark “FS/KKR Advisor” and the “FS/KKR Advisor” design (collectively, the “Brand”). In connection with the Company’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) investor communications, the Company may state in such materials that investment advisory services are being provided by the Adviser to the Company under the terms of this Agreement. The Adviser hereby grants a non-exclusive, non-transferable, non-sublicensable and royalty-free license (the “License”) to the Company for the use of the Brand solely as permitted in the foregoing sentence. Prior to using the Brand in any manner, the Company shall submit all proposed uses to the Adviser for prior written approval solely to the extent the Company’s use of the Brand or any combination or derivation thereof has materially changed from the Company’s use of the Brand previously approved by the Adviser. The Adviser reserves the right to terminate the License immediately upon written notice for any reason, including if the usage is not in compliance with its standards and policies. Notwithstanding the foregoing, the term of the License granted under this Section 19 shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement. The Company agrees that the Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Company’s use shall inure solely to the benefit of the Adviser. Without limiting the foregoing, the License shall have no effect on the Company’s ownership rights of the works within which the Brand shall be used.

[Remainder of page left intentionally blank]

10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS KKR CORP.

By:
	Name:	Stephen Sypherd
	Title:	General Counsel and Secretary

FS/KKR ADVISOR, LLC

By:
	Name:	Stephen Sypherd
	Title:	General Counsel and Secretary

[Signature Page to Amended and Restated Investment Advisory Agreement]